EXHIBIT 21

MICROSEMI CORPORATION SUBSIDIARIES
AS OF 9/29/02

NAME OF MICROSEMI CORPORATION ENTITIES	JURISDICTION

Microsemi Corp.—Santa Ana	Delaware
Microsemi Corp.—Scottsdale	Arizona
Microsemi Corp.—Colorado	Colorado
Microsemi Watertown, Inc.	Delaware
Microsemi RF Products, Inc.	Delaware
Microsemi Corp.—Integrated Products	Delaware
Microsemi Microwave Products, Inc.	Massachusetts
Micro WaveSys, Inc.	California
Microsemi NES, Inc.	Delaware
Microsemi CDI, Inc.	Delaware
Microsemi Real Estate, Inc.	California
Semcon Electronics Pvt. Ltd.	India
Micro (Bermuda), Ltd.	Bermuda